Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (file no. 333-129877) of Brookdale Senior Living Inc. of our report dated February 24, 2006 with respect to the consolidated balance sheets of American Retirement Corporation and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2005 included in this Current Report on Form 8-K/A.

Nashville, Tennessee
October 6, 2006